Exhibit 10.14

EMPLOYMENT AGREEMENT

AGREEMENT made and entered into as of the 15th day of January, 2020 by and between Abpro Corporation, a Delaware corporation with its principal place of business in Woburn, Massachusetts (the “Company”), and Ian Chan, of **** (the “Executive”).

WITNESSETH THAT:

WHEREAS, the Company desires to employ the Executive in an executive capacity in the conduct of its business; and

WHEREAS, the Executive desires to be employed by the Company;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company hereby employs the Executive and the Executive hereby agrees to continue in the employ of the Company on the terms and conditions hereinafter set forth.

2. Effective Date, Term and Extensions. The effective date of this Agreement (the “Effective Date”) shall be January 15, 2020, or such earlier date as the Company and the Executive mutually agree. Subject to the provisions of Section 5, this Agreement shall have a term of three (3) years commencing on the Effective Date. As of each anniversary (the “Anniversary”) of the Effective Date, this Agreement shall be deemed automatically to be extended for a period beginning on the Anniversary and ending one (1) year thereafter, unless either party by written notice to the other given at least one hundred eighty (180) days prior to the Anniversary notifies the other party of its intent not to extend the same. In the event that notice not to extend is given by either party, this Agreement shall terminate on such Anniversary.

3. Capacity and Extent of Service.

(a) During the term of this Agreement, the Company shall employ the Executive as its Chief Executive Officer and President. The Executive shall be subject to the supervision of the Board of Directors of the Company.

(b) The Executive shall be employed on a full-time basis and shall be assigned only such duties and tasks as are appropriate for a person in the position of Chief Executive Officer and President. It is the intention of the Company and the Executive that, subject to the Company’s charter and by-laws, and the Executive’s legal responsibilities as an officer of the Company, the Executive shall have full discretionary authority to control the day-to-day operations of the Company and to incur such obligations on behalf of the Company as may be necessary or appropriate in the ordinary course of its business.

(c) During his employment hereunder, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge to the performance of his duties and responsibilities hereunder and such other duties consistent with his executive status as are assigned to him from time to time by the Board of Directors. The Executive shall not engage in any other business activity during the term of this Agreement except as may be approved by the Board of Directors. Activities with Abpro affiliates, including Abpro Bio International, Inc., shall be allowed.

(d) During the term of this Agreement, the Executive will be nominated to serve as a member of the Board of Directors of the Company. Such Board memberships shall terminate in any event upon the termination of the Executive’s employment with the Company.

(e) The Company encourages participation by the Executive on community boards and committees and in activities generally considered to be in the public interest, but the Board of Directors shall have the right to approve or disapprove, in its sole discretion, the Executive’s participation on such boards and committees.

4. Compensation and Benefits.

(a) Base Salary. As compensation for services performed under and during the term of this Agreement, the Executive shall receive an annual base salary (“Base Salary”) at a rate of five-hundred thousand ($500,000). The Executive’s Base Salary will be reviewed annually by the Compensation Committee of the Board and may be increased from time to time during the term hereof by such amount as the Board of Directors in its sole discretion may determine. Performance reviews of the Executive shall occur on an annual basis and shall be concluded prior to each Anniversary of this Agreement. Any agreed salary adjustment shall be incorporated into and made a part of this Agreement, shall become effective on the Anniversary nearest to such performance review, and shall remain in effect until further adjustment.

(b) Incentive and/or Bonus Compensation. In addition to the foregoing Base Salary, the Executive shall be eligible each year during the term of this Agreement to receive bonus compensation in an amount up to 50% of the Executive’s Base Salary for such year. The amount of such bonus, if any, shall be based upon the Company’s performance, as provided in and subject to the terms of a short-term incentive program established by the Company not later than March 1, 2020 and agreeable to the Executive. In addition, the Executive shall be eligible for the award of incentive compensation, including without limitation, options to acquire shares of the Company, as provided in a long-term incentive plan to be established by the Company not later than March 1, 2020 and agreeable to the Executive.

(c) Fringe Benefits. At all times during the term of this Agreement, the Company shall provide the Executive with fringe benefits as set forth in Exhibit A to this Agreement, which Exhibit is incorporated herein by reference and the terms of which are thereby made a part hereof. The Executive shall also be entitled to participate in any Executive benefit plans, including without limitation any qualified retirement plans, from time to time in effect for executive officers of the Company generally.

(d) Business Expenses. The Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties and responsibilities, subject to such reasonable requirements with respect to substantiation and documentation as may be specified by the Company, its auditors, the Internal Revenue Service or other regulatory authorities having jurisdiction over the Company and its operations.

5. Termination and Termination Benefits.

Notwithstanding the provisions of Section 2, the Executive’s employment hereunder shall terminate under the following circumstances:

(a) Death. In the event of the Executive’s death during his employment under this Agreement, the Executive’s employment shall terminate on the date of his death.

(b) Disability. In the event that the Executive becomes disabled during his employment under this Agreement through any illness, injury, accident or condition of either a physical or psychological nature, the Executive’s employment hereunder shall terminate as of the date of such disability. For purposes of the Agreement, the Executive shall be deemed to be disabled upon a determination to such effect by the insurance carrier for any Company-sponsored individual or group disability plan or program covering the Executive or by the Social Security Administration.

(c) Termination by the Executive Without Cause. The Executive may resign from the Company at any time upon thirty (30) days’ prior written notice to the Board of Directors of the Company. In the event of resignation by the Executive under this Section 5(c), the Board of Directors in its sole discretion may elect to waive the period of notice, or any portion thereof. From and after the effective date of such termination by the Executive of his employment hereunder, the Company shall have no further liability to the Executive for salary or other compensation or benefits, except as provided pursuant to the terms of any Executive benefit plan of the Company in which the Executive is then a participant.

(d) Termination by the Company Without Cause. The Executive’s employment under this Agreement may be terminated without cause by a vote of a majority of the members of the Board of Directors of the Company and on written notice to the Executive. In the event of such termination, the Executive shall be entitled to the following benefits:

(i) For a period equal to the greater of (A) the remaining term of this Agreement, and (B) twenty-four (24) months, the Company shall continue to pay to the Executive, or to the Executive’s designated beneficiary (or to his estate, if he fails to make such designation), the Executive’s salary at the rate of his Base Salary in effect as of the date of such termination; plus an amount equal to one-twelfth (1/12th) of any bonus compensation paid to the Executive for the fiscal year immediately preceding the year of termination; and

(ii) The Company shall maintain in effect for the Executive during the period it is obligated to continue payments under paragraph (i) of this Section 5(d), at its sole expense and on terms of participation substantially the same as those in effect as of the day of termination, all group health insurance, unless the Executive’s continued participation would result in income tax liability for other Executives of the Company, in which the case the Executive may continue such participation by paying the monthly premiums and any administrative fees required for such participation and the Company shall increase the Executive’s payments under paragraph (i) of this Section 5(d) by an amount equal to such monthly premiums and administrative fees; and

(iii) Notwithstanding anything to the contrary contained therein, the Executive shall be fully vested in any awards under the long-term incentive plan created pursuant to Section 4(b) hereof.

(e) Termination by the Executive For Good Reason. The Executive may terminate his employment hereunder for Good Reason. Only the following shall constitute “Good Reason” for such termination, unless otherwise agreed to in writing by the Executive:

(i) Failure of the Company to continue the Executive in the position of Chief Executive Officer and President during the term of this Agreement;

(ii) A substantial diminution by the Company in the nature or scope of the Executive’s responsibilities, title, authorities, powers, functions or duties from the responsibilities, title, authorities, powers, functions or duties normally exercised by an executive in the position of Chief Executive Officer and President, or any reassignment of the Executive to a place of business that is more than fifty (50) miles from Woburn, Massachusetts;

(iii) Failure of the Executive to continue to serve as a member of the Board and the Holding Company Board, unless such failure to serve is a result of the Executive’s decision not to stand for re-election or the Executive’s removal from either Board for Cause as defined in Section 5(e) hereof;

(iv) Material breach by the Employer of Section 4 hereof or of any other provision of this Agreement, which breach continues for more than ten (10) days following written notice given by the Executive to the Employer, such written notice to set forth in reasonable detail the nature of such breach;

(v) An involuntary reduction in the Executive’s Base Salary, except for across-the-board reductions similarly affecting all or substantially all management Executives as a result of the financial condition of the Company; or

(vi) The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement.

In the event of such termination, the Executive shall be entitled to the termination benefits set forth in Section 5(d) above and shall have no further obligation to the Company except his obligations under Sections 6(a) 6(b), or 6 (c).

(f) Termination by the Company For Cause. The Executive’s employment hereunder may be terminated by the Company for Cause, effective immediately, by a vote of a two-thirds of the members of the Board of Directors and on written notice to the Executive setting forth in reasonable detail the nature of such Cause. Any following shall constitute “Cause” for such termination:

(i) Conviction of the Executive by a court of competent jurisdiction of, or entry of a plea of guilty or nolo contendere for, any criminal offense involving deliberate dishonesty or breach of trust with respect to the Company or any felony or crime of moral turpitude;

(ii) Commission by the Executive of an act of fraud upon or materially evidencing bad faith toward the Company;

(iii) Willful refusal by the Executive to perform the duties reasonably assigned to him by the Board of Directors, which duties are consistent with the Executive’s status as Chief Executive Officer and President of the Company, which failure or breach continues for more than thirty (30) days after written notice given to the Executive by the Company, setting forth in reasonable detail the nature of such refusal; or

(iv) Willful disregard for the interests of the Company or willful misconduct by the Executive that materially and adversely affects the Company.

In the event of the termination of the Executive under this Section 5(f), the Company shall have no further obligation to the Executive, except as provided pursuant to the terms of any Executive benefit plan of the Company in which the Executive is then a participant.

(g) Change in Control. In the event that during the term of this Agreement there occurs a “Change in Control” and, within twenty-four (24) months after the Change in Control, the Executive’s employment is terminated by the Company without Cause, as provided in Section 5(d), or the Executive terminates his employment for Good Reason, as provided in Section 5(e), the Company shall pay to the Executive within thirty (30) days following such termination, in lieu of any benefit provided in Section 5(d) or Section 5( e), an amount, based on his then current annual Base Salary rate, equal to the greater of (A) the greater of the Base Salary the Executive would receive during the remainder of the term of this Agreement absent such termination and (B) two (2) years of Base Salary. Such payment shall be made in a lump sum, less all necessary federal and state withholding taxes, social security payments and the like. Such payment shall constitute liquidated damages and shall be the Executive’s sole remedy at law or in equity.

For purposes hereof, “Change in Control” shall mean the occurrence of any of the following events, provided that such event also constitutes a “change in control” within the meaning of Treas. Reg. Sec 1.409A-3(i)(5):

(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 25 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board of Directors (“Voting Securities”); or

(ii) persons who, as of the date hereof, constitute the Company’s Board of Directors (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board of Directors, provided that any person becoming a director of the Company subsequent to the date hereof shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (A) a vote of at least a majority of the Incumbent Directors or (B) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(iii) the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company immediately prior to the consolidation or merger do not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company; or

(iv) the approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 25 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 25 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change of Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

(h) Payment Limitations. Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations thereunder (the “Parachute Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the Parachute Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of the Parachute Severance Payments shall not exceed the Threshold Amount. To the extent any payment is to be made over time (e.g., in installments, etc.), the payment shall be reduced in reverse chronological order. For the purposes of this Section 5(h), “Threshold Amount” shall mean three (3) times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder, less one dollar ($1.00).

The determination of the reduction provided in this Section 5(h) shall be made by an accounting firm selected by the Company and the Executive (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the date of termination, if applicable, or at such earlier time as is reasonably requested by the Company and the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

6. Confidential Information.

(a) Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Company that is of value to the Company in the course of conducting their businesses and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Company, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 6(b).

(b) Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information. At all times, both during the Executive’s employment with the Company and after his termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Executive’s duties to the Company.

(c) Documents. Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, that are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

(d) Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company that might result from any breach by the Executive of the promises set forth in this Section 6, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

7. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 6 shall be specifically enforceable. Notwithstanding the foregoing, this Section 6 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 6.

8. Withholding. All payments made by the Company under this Agreement shall be subject to withholding of any tax or other amounts required to be withheld by the Company under applicable law or benefit plans of the Company in which the Executive is participating.

9. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage paid, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main office, attention of the Chairman of the Board.

10. Entire Agreement. This Agreement constitutes the entire Agreement between the parties with respect to its subject matter and may not be changed except by a writing duly executed and delivered by the Company and the Executive in the same manner as this Agreement. Without limitation of the foregoing, this Agreement supersedes in their entirety any agreements between the Company and the Executive with respect to the Executive’s employment by the Company (but specifically excluding any prior equity awards), which agreements are terminated as of the Effective Date and shall be of no further force or effect.

11. Binding Effect; Non-Assignability. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. Neither this Agreement nor any rights arising hereunder may be subject in any way to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by the Executive or creditors of the Executive or any beneficiary. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

12. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company, upon concurrence of a majority of the members of the Board of Directors.

13. Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provisions in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14. Legal Fees. The Company shall pay all reasonable legal fees and expenses incurred by the Executive in the preparation of this Agreement.

15. Indemnification. During the period of his employment hereunder, the Company agrees to indemnify the Executive in his capacity as an officer of the Company, all to the maximum extent permitted under the laws of the Commonwealth of Massachusetts. The provisions of this Section 15 shall survive expiration or termination of this Agreement for any reason whatsoever

16. No Mitigation: No Offset. In the event of any termination of employment under this Agreement, the Executive shall be under no obligation to seek other employment or to mitigate damages, and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain. Any amounts due under this Agreement are in the nature of severance payments or liquidated damages, or both, and are not in the nature of a penalty.

17. Applicable Law. This Agreement shall be construed and enforced in all respects in accordance with the laws of the Commonwealth of Massachusetts and in accordance with any applicable federal laws to which the Company may be subject as an FDIC-insured institution.

18. Section 409A. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulations Section 1.409A-l(h). The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized officer, and by the Executive, as of the date first above written.

EXECUTIVE:	ABPRO CORPORATION:

/s/ Ian Chan	By:	/s/ Eugene Chan
Ian Chan	Name: Eugene Chan
Title: President + CEO
WITNESS:	ATTEST:

/s/ Joseph C. [Illegible]	/s/ [Illegible]
Joseph C. [Illegible]	Its Clerk

EXHIBIT A

to

EMPLOYMENT AGREEMENT

by and between

Abpro Corporation

and

Ian Chan

Dated January 15, 2020

1. Automobile: The Executive shall be entitled to a monthly automobile allowance of One Thousand Dollars ($1,000);

2. Benefits: The Executive shall be entitled to all fringe benefits provided under the Company’s Executive benefit programs for full time Executives and senior officers of the Company;

3. Vacation: The Executive shall be entitled to four (4) weeks of paid vacation benefits in each calendar year, accrued monthly during the calendar year and allotted personal days as provided by Company policy.